Exhibit 99.1

Conn’s, Inc. Reports Results for the Quarter Ended January 31, 2011

BEAUMONT, Texas--(BUSINESS WIRE)--March 31, 2011--Conn’s, Inc. (NASDAQ/NM: CONN), a specialty retailer of consumer electronics, home appliances, furniture, mattresses, computers and lawn and garden products today announced its operating results for the quarter ended January 31, 2011.

Significant items for the quarter include:

  Total revenues were $213.4 million, up 2.9% from the same period in the prior fiscal year;
  Retail gross margin decreased to 22.8% for the quarter, as compared to 23.5% for the same period in the prior fiscal year, as the result of a $1.7 million inventory write-down related to a realignment of the Company’s track product inventory;
  Retail segment loss before income taxes was $0.7 million for the quarter, as compared to a loss of $1.4 million for the same quarter in the prior fiscal year. The current quarter loss included a long-lived asset impairment charge of $2.3 million, as a result of the planned closure of five store locations, and the previously mentioned $1.7 million inventory write-down;
  Credit segment loss before income taxes was $3.5 million for the quarter, as compared to income of $2.1 million for the same quarter in the prior fiscal year, resulting primarily from reduced interest earnings, combined with higher collection expenses and borrowing costs, and a $1.4 million write-off of costs of financing facilities terminated, partially offset by a lower provision for bad debts; and
  Diluted loss per share was $0.12 for the fourth quarter of fiscal 2011, as compared to diluted earnings per share of $0.07 for the same period in the prior fiscal year. The adjusted diluted earnings per share were break even for the fourth quarter of both fiscal 2011 and 2010.

The change in total revenues was comprised of a total net sales increase of 5.1% to $179.2 million, and a decrease in finance charges and other of 7.2% to $34.2 million, as compared to the same quarter in the prior fiscal year. Same store sales (revenues earned in stores operated for the entirety of both periods) increased 5.2% during the fourth quarter of fiscal 2011, as compared to a 31.7% decrease in the same quarter in the prior fiscal year. The increase in sales during the quarter was driven largely by growth in the consumer electronics and furniture and mattresses categories. Due to lower than expected sales the Company has decided to exit certain product lines in its track category and, as a result, has recorded an inventory charge of $1.7 million related to these slow-moving, aged products.

Additionally, the Company recently completed a strategic review of its store locations, including a review of demographic information and market share opportunities, and is completing plans to close five underperforming locations and allow the leases to expire on two additional locations that are not performing up to its expectations for mature stores. As a result, the Company intends to cease operations during fiscal year 2012 at two stores in Austin, Texas, one store in San Antonio, Texas, and four stores in Dallas, Texas. The Company will be required to record a charge during fiscal 2012, if the contemplated stores are closed, estimated to be approximately $4.5 million, dependent on the Company’s ability and time required to sublease the locations or negotiate a buy-out of the remaining lease terms.

The key credit portfolio performance metrics reported for the quarter included:

  Net charge-offs for the fourth fiscal quarter of 2011 totaled $8.7 million, or 5.1% of the average balance outstanding, as compared to 4.8% for the same period in the prior fiscal year, but improved from the 5.5% experienced for the quarter ended October 31, 2010;
  A 100 basis point improvement in the 60+ day delinquency rate since October 31, 2010, to 8.6% at January 31, 2011. The 60+ day delinquency rate was 10.0% at January 31, 2010, after increasing 70 basis points during the fourth quarter of the prior fiscal year;
  A 20 basis point improvement in the percentage of the portfolio reaged to 18.5% at January 31, 2011, from 18.7% at October 31, 2010. The percentage of the portfolio reaged at January 31, 2010 was 19.6%; and
  The average monthly payment rate (amount collected from customers as a percentage of the portfolio balance) increased for the fourth consecutive quarter, versus the same quarter in the prior year, to 5.18% for the quarter ended January 31, 2011, from 5.00% for the quarter ended January 31, 2010.

More information on the credit portfolio and its performance may be found in the table included with this press release and in the Company’s Form 10-K to be filed with the Securities and Exchange Commission.

The Company reported a net loss on a GAAP basis of $3.4 million, or diluted loss per share of $0.12, for the fourth quarter of fiscal 2011, compared to net income on a GAAP basis of $1.7 million, or diluted earnings per share of $0.07, for the fourth quarter of fiscal 2010. The reported results for the quarter ended January 31, 2011, include a $1.4 million write-off of costs of financing facilities terminated, a $1.7 million write-down related to a realignment of the Company’s track inventory and a $2.3 million impairment charge for long-lived assets as a result of the Company’s planned store closures. The reported results for the quarter ended January 31, 2010, include a $1.6 million tax benefit related to a litigation settlement. The reduced loss before income taxes experienced in the retail segment during the quarter was offset by a larger loss before income taxes in the credit segment. Adjusted net income, adjusted for the write-off of costs of financing facilities terminated, the write-down of track inventory and the impairment of long-lived assets, was $0.1 million for the fourth quarter of fiscal 2011, compared with adjusted net income, adjusted for the tax benefit related to the litigation settlement, of $0.1 million for the fourth quarter of fiscal 2010.

Completion of Refinancing Plan

On November 30, 2010, the Company completed its previously announced refinancing plan. The Company’s debt facilities now include a $375 million asset-based loan maturing in November 2013 and a $100 million second lien term loan maturing in November 2014. Additionally, the Company issued 9.3 million common shares under a subscription rights offering, which raised gross proceeds of $25.0 million. A portion of the net proceeds from the financing transactions and rights offering were utilized to repay all of the Company’s outstanding obligations under its asset-backed securitization program. As a result of the transactions, at January 31, 2011, the Company’s availability, before considering the $25 million minimum availability covenant, improved to $75.7 million, as compared to $38.8 million at October 31, 2010.

Conference Call Information

Conn’s, Inc. will host a conference call and audio webcast today, March 31, 2011, at 10:00 AM, CT, to discuss its financial results for the quarter ended January 31, 2011. The webcast will be available live at www.conns.com and will be archived for one year. Participants can join the call by dialing 877-754-5302 or 678-894-3020.

About Conn’s, Inc.

The Company is a specialty retailer currently operating 76 retail locations in Texas, Louisiana and Oklahoma: with 23 stores in the Houston area, 20 in the Dallas/Fort Worth Metroplex, nine in San Antonio, five in Austin, five in Southeast Texas, one in Corpus Christi, four in South Texas, six in Louisiana and three in Oklahoma. It sells home appliances, including refrigerators, freezers, washers, dryers, dishwashers and ranges, and a variety of consumer electronics, including LCD, LED, 3-D, plasma and DLP televisions, camcorders, digital cameras, computers and computer accessories, Blu-ray and DVD players, video game equipment, portable audio, MP3 players, GPS devices and home theater products. The Company also sells lawn and garden products, furniture and mattresses, and continues to introduce additional product categories for the home to help respond to its customers' product needs and to increase same store sales. Unlike many of its competitors, the Company provides flexible in-house credit options for its customers. In the last three years, the Company financed, on average, approximately 60% of its retail sales.

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to be correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to:

  the Company's ability to fund operations, debt repayment and expansion from cash flow from operations, borrowings on its revolving lines of credit and proceeds from securitizations and from accessing debt or equity markets;
  the ability of the Company to obtain additional funding for the purpose of funding the receivables generated by the Company;
  the ability of the Company to maintain compliance with the covenants in its financing facilities or obtain amendments or waivers of the covenants to avoid violations or potential violations of the covenants;
  reduced availability under the Company’s credit facilities as a result of borrowing base requirements and the impact on the borrowing base calculation of changes in the performance or eligibility of the customer receivables financed by that facility;
  delinquency and loss trends in the receivables portfolio;
  the Company’s ability to offer flexible financing programs;
  the Company's growth strategy and plans regarding opening new stores and entering new markets;
  the effect of closing or reducing the hours of operation of existing stores;
  the Company's intention to update, relocate or expand existing stores;
  the Company's estimated capital expenditures and costs related to the opening of new stores or the update, relocation or expansion of existing stores;
  the Company's ability to introduce additional product categories;
  the ability of the financial institutions providing lending facilities to the Company to fund their commitments;
  the effect on borrowing costs of downgrades by rating agencies or changes in laws or regulations on the Company’s financing providers;
  the Company’s ability to amend, renew or replace its existing credit facilities before the maturity dates of the facilities;
  the cost of any amended, renewed or replacement credit facilities;
  growth trends and projected sales in the home appliance, consumer electronics and furniture and mattresses industries and the Company's ability to capitalize on such growth;
  the pricing actions and promotional activities of competitors;
  relationships with the Company's key suppliers;
  interest rates;
  general economic and financial market conditions;
  weather conditions in the Company's markets;
  the outcome of litigation or government investigations;
  changes in the Company's stock price; and
  the actual number of shares of common stock outstanding.

Further information on these risk factors is included in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K to be filed with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Conn's, Inc.
CONDENSED, CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except earnings per share)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2010	2011	2010	2011

Revenues
Total net sales	$170,465	$179,224	$721,768	$653,718
Finance charges and other	36,805	34,165	152,211	136,806

Total revenues	207,270	213,389	873,979	790,524

Cost and expenses
Cost of goods sold, including warehousing and occupancy costs	126,704	135,482	534,299	479,402
Cost of parts sold, including warehousing and occupancy costs	2,345	1,649	10,401	7,779
Selling, general and administrative expense	61,711	60,448	253,507	235,100
Goodwill impairment	-	-	9,617	-
Impairment of long-lived assets	-	2,321	-	2,321
Costs related to financing facilities terminated and transactions not completed	-	1,387	-	4,283
Provision for bad debts	10,522	8,360	36,843	33,054

Total cost and expenses	201,282	209,647	844,667	761,939

Operating income	5,988	3,742	29,312	28,585
Interest expense, net	5,293	7,846	21,986	28,081
Other (income) expense, net	(68)	173	(123)	339
Income (loss) before income taxes	763	(4,277)	7,449	165
Provision (benefit) for income taxes	(922)	(884)	3,905	1,174
Net income (loss)	$1,685	$(3,393)	$3,544	$(1,009)

Earnings (loss) per share
Basic	$0.08	$(0.12)	$0.16	$(0.04)
Diluted	$0.07	$(0.12)	$0.16	$(0.04)
Average common shares outstanding
Basic	22,466	28,741	22,456	24,061
Diluted	22,467	28,741	22,610	24,061

Note: The Company changed its presentation of third-party credit financing fees. The expense was previously included in Selling, general and administrative expense and is now reflected as a reduction of product revenues, included in Total net sales.

Conn's, Inc. - Retail Segment
CONDENSED FINANCIAL INFORMATION
(unaudited)
(in thousands)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2010	2011	2010	2011

Total revenues	$173,781	$183,236	$733,147	$668,092

Cost and expenses
Cost of goods and parts sold, including warehousing and occupancy costs	129,049	137,131	544,700	487,181
Selling, general and administrative expense	46,125	44,311	190,764	171,063
Impairment of long-lived assets	-	2,321	-	2,321
Goodwill impairment	-	-	9,617	-
Provision for bad debts	54	33	97	500

Total cost and expenses	175,228	183,796	745,178	661,065

Operating income (loss)	(1,447)	(560)	(12,031)	7,027
Other (income) expense, net	(68)	173	(123)	339
Segment income (loss) before income taxes	$(1,379)	$(733)	$(11,908)	$6,688

Conn's, Inc. - Credit Segment
CONDENSED FINANCIAL INFORMATION
(unaudited)
(in thousands)

	Three Months Ended January 31,		Twelve Months Ended January 31,

	2010	2011	2010	2011

Total revenues	$33,489	$30,153	$140,832	$122,432

Cost and expenses
Selling, general and administrative expense	15,586	16,137	62,743	64,037
Costs related to financing facilities terminated and transactions not completed	-	1,387	-	4,283
Provision for bad debts	10,468	8,327	36,746	32,554

Total cost and expenses	26,054	25,851	99,489	100,874

Operating income	7,435	4,302	41,343	21,558
Interest expense, net	5,293	7,846	21,986	28,081
Segment income (loss) before income taxes	$2,142	$(3,544)	$19,357	$(6,523)

Conn's, Inc.
CONDENSED, CONSOLIDATED BALANCE SHEETS
(in thousands)

	January 31,	January 31,
	2010	2011

Assets
Current assets
Cash and cash equivalents	$12,247	$10,977
Other accounts receivable, net	23,254	30,476
Customer accounts receivable, net	368,304	342,964
Inventories	63,499	82,354
Deferred income taxes	18,341	16,681
Prepaid expenses and other assets	16,198	10,418
Total current assets	501,843	493,870
Non-current deferred income tax asset	5,485	8,009
Long-term customer accounts receivable, net	318,341	290,142
Total property and equipment, net	59,703	46,890
Other assets, net	10,198	10,118
Total assets	$895,570	$849,029

Liabilities and Stockholders' Equity
Current Liabilities
Current portion of long-term debt	$64,055	$167
Accounts payable	39,944	57,740
Accrued compensation and related expenses	5,697	5,477
Accrued expenses	31,685	25,810
Other current liabilities	26,053	22,973
Total current liabilities	167,434	112,167
Long-term debt	388,249	373,569
Other long-term liabilities	6,437	5,248
Total stockholders' equity	333,450	358,045
Total liabilities and stockholders' equity	$895,570	$849,029

	CALCULATION OF GROSS MARGIN PERCENTAGES
	(dollars in thousands)

		Three Months Ended		Twelve Months Ended
		January 31,		January 31,
		2010	2011	2010	2011

A	Product sales	$158,241	$168,951	$666,381	$608,443
B	Repair service agreement commissions, net	7,305	6,495	33,272	28,788
C	Service revenues	4,919	3,778	22,115	16,487
D	Total net sales	170,465	179,224	721,768	653,718
E	Finance charges and other	36,805	34,165	152,211	136,806
F	Total revenues	207,270	213,389	873,979	790,524
G	Cost of goods sold, including warehousing and occupancy cost	(126,704)	(135,482)	(534,299)	(479,402)
H	Cost of parts sold, including warehousing and occupancy cost	(2,345)	(1,649)	(10,401)	(7,779)
I	Gross margin dollars (F+G+H)	$78,221	$76,258	$329,279	$303,343

	Gross margin percentage (I/F)	37.7%	35.7%	37.7%	38.4%

J	Retail margin dollars (A+B+G)	$38,842	$39,964	$165,354	$157,829
	Retail margin percentage (J/(A+B))	23.5%	22.8%	23.6%	24.8%

MANAGED PORTFOLIO STATISTICS
For the periods ended January 31, 2007, 2008, 2009, 2010 and 2011
(dollars in thousands, except average outstanding balance per account)

	January 31,
	2007	2008	2009	2010	2011

Total accounts	459,065	510,922	537,957	551,312	525,950
Total outstanding balance	$569,551	$654,867	$753,513	$736,041	$675,766
Average outstanding balance per account	$1,241	$1,282	$1,401	$1,335	$1,285
Balance 60+ days delinquent	$37,662	$49,778	$55,141	$73,391	$58,042
Percent 60+ days delinquent	6.6%	7.6%	7.3%	10.0%	8.6%
Percent of portfolio reaged	17.8%	16.6%	18.7%	19.6%	18.5%
Net charge-off ratio (YTD annualized)	3.3%	2.9%	3.2%	3.9%	5.0%

NON-GAAP RECONCILIATION OF NET INCOME (LOSS), AS ADJUSTED
AND DILUTED EARNINGS (LOSS) PER SHARE, AS ADJUSTED
(unaudited)
(in thousands, except earnings per share)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2010	2011	2010	2011
Net income (loss), as reported	$1,685	$(3,393)	$3,544	$(1,009)
Adjustments:
Goodwill impairment charge	-	-	9,617	-
Litigation reserve adjustment	-	-	4,850	-
Impairment of long-lived assets	-	2,321	-	2,321
Inventory restructuring write down	-	1,651	-	1,651
Costs related to financing facilities terminated and transactions not completed	-	1,387	-	4,283
Tax benefit related to litigation settlement	(1,584)	-	-	-
Tax impact of adjustments	-	(1,886)	(5,092)	(2,906)
Net income, as adjusted	$101	$80	$12,919	$4,340

Average common shares outstanding - Diluted	22,467	28,741	22,610	24,061

Earnings (loss) per share - Diluted
As reported	$0.07	$(0.12)	$0.16	$(0.04)
As adjusted	$0.00	$0.00	$0.57	$0.18

Basis for presentation of non-GAAP disclosures:

To supplement the Company’s consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles ("GAAP"), the Company also provides adjusted net income and adjusted earnings per diluted share information. These non-GAAP financial measures are not meant to be considered as a substitute for comparable GAAP measures but should be considered in addition to results presented in accordance with GAAP, and are intended to provide additional insight into the Company’s operations and the factors and trends affecting the Company’s business. The Company’s management believes these non-GAAP financial measures are useful to financial statement readers because (1) they allow for greater transparency with respect to key metrics the Company uses in its financial and operational decision making and (2) they are used by some of its institutional investors and the analyst community to help them analyze the Company’s operating results.

CONN-F

CONTACT:
Conn’s, Inc., Beaumont
Chief Financial Officer
Michael J. Poppe, 409-832-1696 Ext. 3294